KUSHI NATURAL FOODS CORP.
                     2005 LONG TERM EQUITY COMPENSATION PLAN
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                                    CONTENTS

                                                                            PAGE

Article 1.   Establishment, Objectives, and Duration..........................1
Article 2.   Definitions......................................................1
Article 3.   Administration...................................................5
Article 4.   Shares Subject to the Plan; Individual Limits; and
             Anti-Dilution Adjustment.........................................5
Article 5.   Eligibility and Participation....................................6
Article 6.   Options..........................................................6
Article 7.   Stock Appreciation Rights........................................8
Article 8.   Restricted Stock.................................................9
Article 9.   Restricted Stock Units and Performance Shares...................11
Article 10.  Other Awards....................................................12
Article 11.  Performance Measures............................................12
Article 12.  Beneficiary Designation.........................................13
Article 13.  Deferrals.......................................................13
Article 14.  Rights of Participants..........................................13
Article 15.  Change in Control...............................................13
Article 16.  Amendment, Modification, and Termination........................14
Article 17.  Withholding.....................................................15
Article 18.  Indemnification.................................................15
Article 19.  Successors......................................................15
Article 20.  Legal Construction..............................................15
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                            KUSHI NATURAL FOODS CORP.
                     2005 LONG TERM EQUITY COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

      1.1. ESTABLISHMENT OF THE PLAN. Kushi Natural Foods Corp., a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Kushi Natural Food Corp. 2005 Long Term Equity Compensation Plan" (the "Plan"), as set forth in this document and individual Award Agreements setting forth certain terms and conditions applicable to Awards. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and other awards.

      The Plan shall become effective September 30, 2005 (the "Effective Date"), subject to shareholder approval, and shall remain in effect as provided in
Section 1.3 herein.

      1.2. OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's shareholders.

      The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make or are expected to make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

      1.3. DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan in accordance with the provisions of Article 16 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Incentive Stock Option be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2. DEFINITIONS

      The following terms, when capitalized, shall have the meanings set forth below:

      2.1. "AWARD" means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and other awards granted under the Plan.

      2.2. "AWARD AGREEMENT" means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

      2.3. "BOARD" means the Board of Directors of the Company.
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      2.4. "CHANGE IN CONTROL" means the occurrence of any of the following events:

      (A) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company) that is not on the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
            Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding securities becomes after the Effective Date the beneficial owner, directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding securities;

      (B) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board;

      (C) consummation of a merger, consolidation, reorganization, share exchange or similar transaction (a "Transaction") of the Company with any other entity, other than (i) a Transaction that would result in the voting securities of the Company outstanding immediately prior thereto directly or indirectly continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity or parent company outstanding immediately after such Transaction or (ii) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 60% of the combined voting power of the Company's then outstanding securities;

      (D) the sale, transfer or other disposition (in one transaction or a series of related transactions) of more than 50% of the operating assets of the Company; or

      (E) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.


                                        2
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      Notwithstanding anything to the contrary contained herein, an initial public offering of the Company's Shares shall not constitute a Change in Control for purposes of this Plan.

      2.5. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      2.6. "COMPANY" means HanKersen International Corp., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

      2.7. "CONSULTANT" means any consultant or advisor to the Company or a Subsidiary.

      2.8. "DIRECTOR" means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

      2.9. "DIVIDEND EQUIVALENT" means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared on an equal number of outstanding Shares.

      2.10. "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 herein.

      2.11. "EMPLOYEE" means any employee of the Company or a Subsidiary.

      2.12. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

      2.13. "EXERCISE PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

      2.14. "FAIR MARKET VALUE" means the average of the high and low sale prices of a Share as reported in the consolidated transaction reporting system, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

      2.15. "FREESTANDING SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

      2.16. "INCENTIVE STOCK OPTION" or "ISO" means an Option that is intended to meet the requirements of Code Section 422.

      2.17. "NAMED EXECUTIVE OFFICER" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m).

      2.18. "NONQUALIFIED STOCK OPTION" or "NQSO" means an Option to purchase Shares granted under Article 6 herein and that is not intended to meet the requirements of Code Section 422.

      2.19. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.


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      2.20. "PARTICIPANT" means a current or former Employee, Director or
Consultant who has outstanding an Award granted under the Plan.

      2.21. "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

      2.22. "PERFORMANCE PERIOD" means the period during which a performance goal must be met.

      2.23. "PERFORMANCE SHARE" means an Award granted to a Participant, as described in Article 9 herein.

      2.24. "PERIOD OF RESTRICTION" means the period during which Restricted Stock or Restricted Share Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance measures, or upon the occurrence of other events as determined by the Board, at its discretion), as provided in Articles 8 and 9 herein.

      2.25. "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

      2.26. "RESTRICTED STOCK" means an Award granted to a Participant, as described in Article 8 herein.

      2.27. "RESTRICTED STOCK UNIT" means an Award granted to a Participant, as described in Article 9 herein.

      2.28. "SHARE" means a share of common stock of the Company, par value $0.01 per share, subject to adjustment pursuant to Section 4.3 herein.

      2.29. "STOCK APPRECIATION RIGHT" or "SAR" means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

      2.30. "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      2.31. "TANDEM SAR" means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

      2.32. "TEN PERCENT SHAREHOLDER" means, with respect to an ISO, a Participant who, at the time the ISO is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation (as that term is defined in Code
Section 424(e)) or Subsidiary.


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ARTICLE 3. ADMINISTRATION

      3.1. THE BOARD. The Plan shall be administered by the Board, or if the Board has appointed a Compensation Committee, the Plan shall be administered by the Compensation Committee of the Board or such other Committee, as the Board shall select consisting solely of two or more members of the Board. The members of the Board shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

      3.2. AUTHORITY OF THE BOARD. Except as limited by law or by the Company's Certificate of Incorporation or Bylaws (as the same may be amended and/or restated from time to time), and subject to the provisions herein, the Board shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Sections 16.3 herein) amend the terms and conditions of any outstanding Award. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board may delegate its authority as identified herein.

      3.3. DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Directors, Employees, Consultants and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN; INDIVIDUAL LIMITS; AND ANTI-DILUTION ADJUSTMENT

      4.1. SHARES AVAILABLE FOR GRANTS.

      (A) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 3,500,000.

      (B) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of Shares that may be delivered pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares and other awards may be granted under the Plan may not exceed 3,500,000 Shares.

      (C) If an Award is not settled in Shares or is forfeited, expires or is canceled without delivery of Shares, the Shares subject to such Award shall again be available for delivery under the Plan. Shares granted pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

      4.2. ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and kind of Shares that may be delivered under the Plan, the individual limits set forth in Section 4.2 herein, and in the number and kind of and/or price of Shares subject to outstanding Awards, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to an Award shall always be rounded down to a whole number.


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ARTICLE 5. ELIGIBILITY AND PARTICIPATION

      5.1. ELIGIBILITY. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

      5.2. ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. OPTIONS

      6.1. GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Board.

      6.2. AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

      6.3. EXERCISE PRICE. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The Exercise Price of an ISO granted to a Ten Percent Shareholder shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

      6.4. DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant and no ISO granted to a Ten Percent Shareholder shall be exercisable later than the fifth (5th) anniversary date of its grant.

      6.5. EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Board shall in each instance approve, which need not be the same for each grant or for each Participant. Options which are intended to be ISOs shall be subject to the $100,000 annual vesting limitation set forth in Code Section 422(d).

      6.6. PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by provisions for full payment for the Shares.


                                       6
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      The Exercise Price of an Option shall be payable as follows, in each case subject to such restrictions as the Board may impose: (a) in cash or its equivalent, (b) by tendering, or attesting to the ownership of, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares, other than Shares purchased by the Participant on the open market, which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price), (c) by broker-assisted cashless exercise, (d) by any other method approved by the Board or (e) by a combination of (a), (b), (c) and/or (d). The Board may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

      Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver or cause to be delivered Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

      6.7. RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

      6.8. DIVIDEND EQUIVALENTS. At the discretion of the Board, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish. Without limiting the generality of the preceding sentence, if it is intended that an Award of Options and/or the Dividend Equivalents comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of Dividend Equivalents awarded with respect to such Options, such that the Options and/or Dividend Equivalents maintain eligibility for the Performance-Based Exception.

      6.9. TERMINATION OF EMPLOYMENT OR SERVICE. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

      6.10. NONTRANSFERABILITY OF OPTIONS.

      (A) INCENTIVE STOCK OPTIONS. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.


                                       7
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      (B)   NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a
            Participant's Award Agreement, NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.

ARTICLE 7. STOCK APPRECIATION RIGHTS

      7.1. GRANT OF SARS. Subject to the terms and provisions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

      The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

      The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Exercise Price of the related Option.

      7.2. EXERCISE OF TANDEM SARS. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

      Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

      7.3. EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

      7.4. AWARD AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.


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      7.5. TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

      7.6. PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

      (A) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

      (B)   the number of Shares with respect to which the SAR is exercised.

      At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

      7.7. DIVIDEND EQUIVALENTS. At the discretion of the Board, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish. Without limiting the generality of the preceding sentence, if it is intended that an Award of SARs and/or the Dividend Equivalents comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of Dividend Equivalents awarded with respect to such SARs, such that the SARs and/or Dividend Equivalents maintain eligibility for the Performance-Based Exception.

      7.8. TERMINATION OF EMPLOYMENT OR SERVICE. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

      7.9. NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant's Award Agreement, SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.

ARTICLE 8. RESTRICTED STOCK

      8.1. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts as the Board shall determine.

      8.2. AWARD AGREEMENT. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.


                                       9
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      8.3. OTHER RESTRICTIONS. The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock.

      8.4. REMOVAL OF RESTRICTIONS. Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate.

      8.5. VOTING RIGHTS. Unless otherwise determined by the Board and set forth in a Participant's Award Agreement, to the extent permitted or required by law, as determined by the Board, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

      8.6. DIVIDENDS AND OTHER DISTRIBUTIONS. Except as otherwise provided in a Participant's Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall be paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made. Without limiting the generality of the preceding sentence, if it is intended that an Award of Restricted Stock and/or dividends comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the Restricted Stock and/or the dividends maintain eligibility for the Performance-Based Exception.

      8.7. TERMINATION OF EMPLOYMENT OR SERVICE. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Stock following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

      8.8. NONTRANSFERABILITY OF RESTRICTED STOCK. Except as otherwise determined by the Board, during the applicable Period of Restriction, a Participant's rights with respect to the Restricted Stock granted under the Plan shall be available during the Participant's lifetime only to such Participant, and Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.


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ARTICLE 9. RESTRICTED STOCK UNITS AND PERFORMANCE SHARES

      9.1. GRANT OF RESTRICTED STOCK UNITS/PERFORMANCE SHARES. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board and as shall be set forth in the Award Agreement.

      9.2. AWARD AGREEMENT. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Board shall determine. The initial value of a Restricted Stock Unit or Performance Share shall equal the Fair Market Value of a Share on the date of grant.

      9.3. FORM AND TIMING OF PAYMENT.

      (A) Except as otherwise provided in a Participant's Award Agreement, payment of Restricted Stock Units shall be made after the last day of the Period of Restriction applicable thereto. The Board, in its sole discretion, may pay Restricted Stock Units in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units.

      (B) Except as otherwise provided in a Participant's Award Agreement, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payout on the number of Performance Shares earned over the Performance Period, to be determined as a function of the extent to which the corresponding performance measures have been achieved. The Board, in its sole discretion, may pay Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Shares.

      9.4. VOTING RIGHTS. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder.

      9.5. DIVIDEND EQUIVALENTS. At the discretion of the Board, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish. Without limiting the generality of the preceding sentence, if it is intended that an Award of Restricted Stock Units/Performance Shares and/or the Dividend Equivalents comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of Dividend Equivalents awarded with respect to such Restricted Stock Units/Performance Shares, such that the Restricted Stock Units/Performance Shares and/or Dividend Equivalents maintain eligibility for the Performance-Based Exception.


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

      9.6. TERMINATION OF EMPLOYMENT OR SERVICE. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting an Award of Restricted Stock Units or Performance Shares following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

      9.7. NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Restricted Stock Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 10. OTHER AWARDS

      10.1. GRANT. The Board shall have the right to grant other Awards which may include, without limitation, the grant of deferred Shares, Shares or cash based on attainment of performance or other goals established by the Board, or Shares in lieu of cash under other Company incentive or bonus programs.

      10.2. PAYMENT OF OTHER AWARDS. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Board may determine.

      10.3. TERMINATION OF EMPLOYMENT OR SERVICE. The Board shall determine the extent to which the Participant shall have the right to receive amounts under Awards granted under this Article 10 following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, such provisions may be included in an agreement entered into with each Participant, need not be uniform among all other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

      10.4. NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Awards granted under this Article 10 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 11. PERFORMANCE MEASURES

      Unless and until the Company proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the performance goals to be used for Awards and any related dividends or Dividend Equivalents that are designed to qualify for the Performance-Based Exception shall be chosen from among the following performance measure(s): earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), premiums written or earned (gross, net or direct), revenue (actual or targeted growth), loss ratio (gross or net), expense ratio (gross or net), combined ratio (gross or net), share price, stock price growth, or total shareholder return. Awards and any related dividends or Dividend Equivalents that are not designed to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Board may determine.

ARTICLE 12. BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing during the Participant's lifetime with the Board. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 13. DEFERRALS

      If permitted by the Board, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan under which such deferral is made and such other terms and conditions as the Board may prescribe.

ARTICLE 14. RIGHTS OF PARTICIPANTS

      14.1. CONTINUED SERVICE. Nothing in the Plan shall:

      (A) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant's employment or service at any time,

      (B) confer upon any Participant any right to continue in the employ or service of the Company or any of its Subsidiaries, nor

      (C) confer on any Director any right to continue to serve on the Board of Directors of the Company or any of its Subsidiaries. 14.2. PARTICIPATION. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

ARTICLE 15. CHANGE IN CONTROL.

      Except as otherwise provided in a Participant's Award Agreement, upon the occurrence of a Change in Control:

      (A) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable;


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

      (B) any Period of Restriction or other restriction imposed on any Restricted Stock, Restricted Stock Unit or other Award shall lapse; and

      (C) any and all Performance Shares and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

      Unless a Participant's Award Agreement expressly provides otherwise, if a Participant's employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries is terminated following a Change in Control, any of the Participant's Options or SARs that were outstanding on the date of the Change in Control and that were vested as of the date of termination of employment or service shall remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the Participant's employment or service or the expiration of the stated term of the Award.

ARTICLE 16. AMENDMENT, MODIFICATION, AND TERMINATION

      16.1. AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with any applicable stock exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

      16.2. ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 herein) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified when the performance goals are established.

      16.3. AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

      16.4. COMPLIANCE WITH THE PERFORMANCE-BASED EXCEPTION. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 16, make any adjustments to the Plan and/or Award Agreements it deems appropriate.


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

ARTICLE 17. WITHHOLDING

      17.1. TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

      17.2. USE OF SHARES TO SATISFY WITHHOLDING OBLIGATION. With respect to withholding required upon the exercise of Options or SARs, upon the vesting of Restricted Stock, Restricted Stock Units or Performance Shares, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum applicable withholding rates for federal, state and local tax purposes, including payroll taxes) that could be imposed on the transaction. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

ARTICLE 18. INDEMNIFICATION

      Each person who is or shall have been a member of the Board, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company's best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws (as the same may be amended and/or restated from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 19. SUCCESSORS

      All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

ARTICLE 20. LEGAL CONSTRUCTION

      20.1. GENDER, NUMBER AND REFERENCES. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.


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

      20.2. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      20.3. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      20.4. GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of New York, without giving effect to any conflicts or choice of law rule or principle that might otherwise refer construction of the Plan and/or any agreements under the Plan to the substantive law of another jurisdiction.


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